Exhibit 99.1

TESORO TO CONVERT HAWAII REFINERY TO AN IMPORT, STORAGE AND DISTRIBUTION TERMINAL

SAN ANTONIO, TX - January 08, 2013 - Tesoro Corporation (NYSE: TSO) today announced that it will cease refining operations at its Kapolei refinery during April of this year, and begin the process of converting the refinery to an import, storage and distribution terminal. Tesoro Hawaii is committed to maintaining its focus on safe and environmentally sound operations during the shutdown and conversion process.

Tesoro Hawaii will maintain the existing distribution system to support marketing operations and fulfill its supply commitments while continuing to offer the terminal, distribution and retail assets for sale. Upon conversion of the refinery to an import, storage and distribution terminal, Tesoro Hawaii believes third party utilization of the terminal and associated logistics will facilitate ongoing supplies of refined products.

Tesoro expects to report one-time charges in the fourth quarter 2012 related to the conversion of the refinery to a terminal, including charges for asset impairment and asset retirement obligations. The one-time charges are estimated to be $1.00 - $1.10 per share. The Company also expects to realize between $300 and 350 million in cash by the end of 2013, driven by a reduction in working capital needs as a result of this conversion.

About Tesoro
Tesoro Corporation, a Fortune 150 company, is an independent refiner and marketer of petroleum products. Tesoro, through its subsidiaries, operates seven refineries in the western United States with a combined capacity of approximately 675,000 barrels per day. Tesoro’s retail-marketing system includes nearly 1,390 branded retail stations, of which over 595 are company operated under the Tesoro®, Shell® and USA Gasoline™ brands.

This press release contains certain statements that are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning the ongoing supply of refined products, the one-time accounting charges related to the conversion and expectations for cash generated from the reduction of working capital.  For more information concerning factors that could affect these statements see our annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. We undertake no obligation to publicly release the result of any revisions to any such forward-looking statements that may be made to reflect events or circumstances that occur, or which we become aware of, after the date hereof.

CONTACTS:
INVESTOR RELATIONS
Louie Rubiola
210-626-4355

MEDIA
Tesoro Media Line
210-626-7702
media@tsocorp.com